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                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              ---------------------

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO._______)*


                                 Impath Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                        Common Stock, $.005 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                 452 55G 10 1
                          ----------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 11 pages

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page  2  of  11
             ------------                                      ---    ----
---------------------------                         ---------------------------


                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Cross Atlantic Partners K/S

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Denmark

--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   -0-

        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  315,875 Shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON           7.       SOLE DISPOSITIVE POWER
          WITH
                                   -0-

                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   315,875 Shares

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         315,875 Shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         6.0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------


                              Page 2 of 11 pages

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page  3  of  11
             -----------                                       ---    ----
---------------------------                         ---------------------------


                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CAP/Hambro, L.P.

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *       (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   0 Shares

        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  315,875 Shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON           7.       SOLE DISPOSITIVE POWER
          WITH
                                   0 Shares

                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   315,875 Shares

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         315,875 Shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         6.0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         PN

--------------------------------------------------------------------------------


                              Page 3 of 11 pages

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page  4  of  11
             ------------                                      ---    ----
---------------------------                         ---------------------------


                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         CAP/Hambro, Inc.

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *       (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   0 Shares

        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  315,875 Shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON           7.       SOLE DISPOSITIVE POWER
          WITH
                                   0 Shares

                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   315,875 Shares

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         315,875 Shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         6.0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------


                              Page 4 of 11 pages

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page  5  of  11
             ------------                                      ---    ----
---------------------------                         ---------------------------


                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Hambro America, Inc.

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *       (a) [ ]
                                                                  (b) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                          5.       SOLE VOTING POWER

                                   0 Shares

        NUMBER OF         ------------------------------------------------------
         SHARES           6.       SHARED VOTING POWER
      BENEFICIALLY
         OWNED BY                  315,875 Shares
          EACH
       REPORTING          ------------------------------------------------------
         PERSON           7.       SOLE DISPOSITIVE POWER
          WITH
                                   0 Shares

                          ------------------------------------------------------
                          8.       SHARED DISPOSITIVE POWER

                                   315,875 Shares

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.

         315,875 Shares

--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.

         6.0%

--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         CO

--------------------------------------------------------------------------------


                              Page 5 of 11 pages

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page  6  of  11
             ------------                                      ---    ----
---------------------------                         ---------------------------





     NOTE: This Statement on Schedule 13G is being filed on behalf of Cross Atlantic Partners K/S, CAP/Hambro, L.P., CAP/Hambro, Inc. and Hambro America, Inc. CAP/Hambro, L.P. is the sole general partner of Cross Atlantic Partners, K/S. CAP/Hambro, Inc. is a general partner of CAP/Hambro, L.P. Hambro America, Inc. is the sole shareholder of CAP/Hambro, Inc.


Item 1(a).      Name of Issuer:
                ---------------
                Impath Inc.


Item 1(b).      Address of Issuer's Principal Executive Offices:
                ------------------------------------------------

                1010 Third Avenue, Suite 302
                New York, New York 10021



             Item 2(a)                           Item 2(b)                           Item 2(c)
             ---------                           ---------                           ---------

                                                                                Citizenship or Place
       Name of Person Filing                      Address                        of Organization
       ---------------------                      -------                        ---------------

Cross Atlantic Partners K/S,         c/o Hambro Health International, Inc.         Denmark
     a Danish limited                650 Madison Avenue
     partnership                     New York, NY  10022

CAP/Hambro, L.P., the sole           c/o Hambro Health International, Inc.         Delaware
     general partner of Cross        650 Madison Avenue
     Atlantic Partners K/S.          New York, NY  10022

CAP/Hambro, Inc., the sole general   c/o Hambro Health International, Inc.         Delaware
     partner of CAP/Hambro, L.P.,    650 Madison Avenue
     which is wholly-owned by        New York, NY  10022
     Hambro America, Inc.


Hambro America, Inc., the parent     c/o Hambro Health International, Inc.         New York
     corporation of CAP/Hambro,      650 Madison Avenue
     Inc.                            New York, NY  10022



Item 2(d).      Title of Class of Securities:
                -----------------------------

                Common Stock, $.005 par value.

Item 2(e).      CUSIP Number:
                ------------

                452 55G 10 1

Item 3.         If this statement is filed pursuant to Rules 13d-1(b), or
                ------------------------------------------------------------
                13d-2(b), check whether the person filing is a:
                ----------------------------------------------


                (a)  [ ]  Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act.

                (c)  [ ]  Insurance Company as defined in
                          Section 3(a)(19) of the Act.

                (d)  [ ]  Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                (e)  [ ]  Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940.

                (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                          Rule 13d-1(b)(1)(ii)(F) of the Act.


                              Page 6 of 11 pages

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page   7  of  11
             ------------                                       ---    ----
---------------------------                         ---------------------------






                (g)  [ ]  Parent Holding Company, in accordance with
                          Rule 13d-1(b)(ii)(G) of the Act.

                (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

                None of the above.

Item 4.         Ownership:
                ----------
                (a) Amount Beneficially Owned: As of December 31, 1996, each of the following is the owner of record of the number of shares of Common Stock set forth next to its name:

                        Cross Atlantic Partners K/S              287,076 shares
                        CAP/Hambro, L.P.                               0 shares
                        CAP/Hambro, Inc.                               0 shares
                        Hambro America, Inc.                           0 shares

                Additionally, Cross Atlantic Partners K/S holds presently exercisable warrants to purchase 28,799 shares of Common Stock. Therefore, each of CAP/Hambro L.P., CAP/Hambro, Inc., and Hambro America, Inc. (collectively the "Entities") may be deemed to beneficially own the 287,076 shares owned by Cross Atlantic Partners K/S as well as the 28,799 exerciseable warrants held by Cross Atlantic Partners K/S. Hence Cross Atlantic Partners and the Entities may be deemed to own beneficially an aggregate of 315,875 shares (Common Stock and Warrants).

                (b)   Percent of Class:

                        Cross Atlantic Partners K/S              6.0%
                        CAP/Hambro, L.P.                         6.0%
                        CAP/Hambro, Inc.                         6.0%
                        Hambro America, Inc.                     6.0%


                The foregoing percentages are calculated based on the 5,293,525 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Impath Inc. for the quarter ended September 30, 1996.



                (c)   Number of shares as to which such person has:

                      (i)      sole power to vote or to direct the vote:

                        Cross Atlantic Partners K/S             0 shares
                        CAP/Hambro, L.P.                        0 shares
                        CAP/Hambro, Inc.                        0 shares
                        Hambro America, Inc.                    0 shares


                      (ii)     shared power to vote or to direct the vote:


                        Cross Atlantic Partners K/S              6.0%
                        CAP/Hambro, L.P.                         6.0%
                        CAP/Hambro, Inc.                         6.0%
                        Hambro America, Inc.                     6.0%

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page  8  of  11
             ------------                                      ---    ----
---------------------------                         ---------------------------




                (iii) sole power to dispose or to direct the disposition of:

                        Cross Atlantic Partners K/S          0 shares
                        CAP/Hambro, L.P.                     0 shares
                        CAP/Hambro, Inc.                     0 shares
                        Hambro America, Inc.                 0 shares

                (iv)  shared power to dispose or to direct the disposition of:

                        Cross Atlantic Partners K/S          315,875 shares
                        CAP/Hambro, L.P.                     315,875 shares
                        CAP/Hambro, Inc.                     315,875 shares
                        Hambro America, Inc.                 315,875 shares

                Cross Atlantic Partners K/S, CAP/Hambro, L.P., CAP/Hambro, Inc. and Hambro America, Inc. expressly disclaim beneficial ownership of any shares of Common Stock of Impath Inc., except any shares held directly of record.


Item 5.         Ownership of Five Percent or Less of a Class:
                ---------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                securities, check the following:                          [ ]

Item 6.         Ownership of More than Five Percent on Behalf of Another Person:
                ----------------------------------------------------------------

                Not applicable.

Item 7.         Identification and Classification of the Subsidiary Which
                ---------------------------------------------------------
                Acquired the Security Being Reported on  by the Parent Holding
                --------------------------------------------------------------
                Company:
                --------

                Not applicable.

Item 8.         Identification and Classification of Members of the Group:
                ----------------------------------------------------------

                Not applicable. Cross Atlantic Partners K/S, CAP/Hambro, L.P., CAP/Hambro, Inc. and Hambro America, Inc. expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.         Notice of Dissolution of Group:
                -------------------------------

                Not applicable.


                               Page 8 of 11 pages

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page  9  of  11
             ------------                                      ---    ----
---------------------------                         ---------------------------



Item 10.        Certification:
                --------------

                Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

     Attached as EXHIBIT 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-1(f) under Section 13(d) of the Act.


                               Page 9 of 11 pages

---------------------------                         ---------------------------
  CUSIP No.  452 55G 10 1             13G                 Page  10   of  11
             -----------                                       ----     ----
---------------------------                         ---------------------------


                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.


Dated:   February 20, 1997
                                            CROSS ATLANTIC PARTNERS K/S

                                            By: CAP/HAMBRO, L.P.
                                                Its General Partner


                                            By:  /s/ Charles L. Dimmler, III
                                                 ------------------------------
                                                 Charles L. Dimmler, III
                                                 Authorized Officer


                                            By: CAP/HAMBRO, INC.
                                                Its General Partner


                                            By:  /s/ Charles L. Dimmler, III
                                                 ------------------------------
                                                 Charles L. Dimmler, III
                                                 Authorized Officer

                                            CAP/HAMBRO, INC.


                                            By:  /s/ David Barnett
                                                 ------------------------------
                                                 David Barnett
                                                 Authorized Officer

                                            HAMBRO AMERICA, INC.


                                            By:  /s/ David Barnett
                                                 ------------------------------
                                                 David Barnett
                                                 Authorized Officer




                               Page 10 of 11 pages